Exhibit 10.13

SECURITY AGREEMENT

dated as of June 25, 2013

between

LIFE SCIENCES ALTERNATIVE FUNDING LLC

as Grantee

and

MEVION MEDICAL SYSTEMS, INC.

and

MEVION MEDICAL SYSTEMS UK, LLC

as Grantor

-i-

Article VII Miscellaneous	20

Section 7.01. Assignments	20
Section 7.02. Successors and Assigns	20
Section 7.03. Notices	20
Section 7.04. Entire Agreement	20
Section 7.05. Modification	20
Section 7.06. No Delay; Waivers; etc.	20
Section 7.07. Severability	21
Section 7.08. Governing Law	21
Section 7.09. Jurisdiction	21
Section 7.10. Waiver of Jury Trial	21
Section 7.11. Waiver of Immunity	21
Section 7.12. Counterparts; Facsimile Signatures	21
Section 7.13. Rights Not Exclusive	21

-ii-

EXHIBITS AND SCHEDULES

Exhibit A	Form of Patent Security Agreement
Exhibit B	Form of Trademark Security Agreement

Schedule I	List of Filing Offices
Schedule II	List of Collateral Accounts

-iii-

SECURITY AGREEMENT

This Security Agreement (this “Agreement”), dated as of June 25, 2013, is entered into between Life Sciences Alternative Funding LLC, a Delaware limited liability company, as grantee (“Grantee”), and Mevion Medical Systems, Inc. (“Borrower”), a Delaware corporation, and Mevion Medical Systems UK, LLC, a Delaware limited liability company (“Guarantor”), as grantors (collectively, and jointly and severally, “Grantor”).

Background

Borrower and Grantee have entered into a Loan Agreement dated as of June 25, 2013 (as amended, modified or supplemented from time to time, the “Loan Agreement”), and Guarantor and Grantee have entered into a Guarantee Agreement dated as of June 25, 2013 (as amended, modified or supplemented from time to time, the “Guarantee”), pursuant to which Guarantor guarantees all obligations of Borrower under and in respect of the Loan Agreement and other Loan Documents. It is a condition precedent to the funding of the Loans by Grantee under the Loan Agreement that Grantor shall have granted the security interests contemplated by this Agreement as security for the Obligations.

Agreement

Grantor hereby agrees, for the benefit of Grantee, as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01. Definitions.

As used herein:

“Account” shall have the meaning as provided in the UCC, and includes all accounts receivable and other sums owing to Grantor or any of its Subsidiaries.

“Collateral” shall have the meaning set forth in Section 2.01.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Grantor or any of its Subsidiaries at any time other than an Excluded Account.

“Commodity Account” shall have the meaning as provided in the UCC.

“Deposit Account” shall have the meaning as provided in the UCC.

“Equipment” shall have the meaning as provided in the UCC, and includes all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” shall have the meaning specified in the Loan Agreement.

“Excluded Property” means (i) any permit, license, contract or lease to the extent that (and in each case only for so long as) such grant of a security interest therein or assignment thereof is prohibited by any applicable laws or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than Grantor to terminate, such permit, license, contract or lease, except to the extent that such laws or the term in such permit, license, contract or lease providing for such prohibition, breach, default or right of termination are ineffective or rendered unenforceable under applicable laws (including the UCC), (ii) any property owned by a Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money or capital or finance lease obligation permitted to be incurred pursuant to the Loan Agreement if (and in each case only for so long as) the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money, project financing or capital or finance lease obligation) prohibits the creation of any other Lien on, or the assignment of, such property, except to the extent that the term in such contract or other agreement providing for such prohibition is ineffective or rendered unenforceable under applicable laws (including the UCC), (iii) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed and only to the extent a lien on such application would impair the validity of such application), (iv) (A) any payroll account, any imprest account, any withholding tax account and any fiduciary account, (B) deposit, securities, commodity or similar accounts with financial institutions inside of the United States so long as no more than $100,000 in the aggregate is maintained in such accounts at any time, and (C) deposit, securities, commodity or similar accounts with financial institutions outside of the United States so long as no more than $250,000 in the aggregate is maintained in such accounts at any time (clauses (i)(A), (B) and (C) collectively being referred to herein as “Excluded Accounts”), and (v) any assets as to which Grantor and Grantee mutually agree in writing to exclude on the basis that the costs of perfection exceed the benefit of the collateral security provided to Grantee; provided, further, that, notwithstanding the foregoing, a security interest shall be, and is hereby, granted in (A) any property immediately upon such property ceasing to be Excluded Property and (B) any and all proceeds, products, substitutions and replacements of Excluded Property to the extent such proceeds, products, substitutions and replacements do not themselves constitute Excluded Property.

“Grantor” shall have the meaning set forth in the preamble hereto.

“Guarantee” shall have the meaning set forth in the background section hereof.

“Inventory” shall have the meaning as provided in the UCC, and includes all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Loan Agreement” shall have the meaning set forth in the background section hereof.

“Patent Security Agreement” means the Patent Security Agreement executed and delivered by Borrower to Grantee, substantially in the form attached as Exhibit A hereto.

“Perfection Certificate” means a certificate signed by a Senior Officer of Borrower and entitled “Perfection Certificate”, substantially in the form attached as Exhibit E to the Loan Agreement.

“Proceeds” shall have the meaning as provided in the UCC.

“Receivable” means all rights to payment, whether or not earned by performance, for the sale or lease of goods or the rendition of services, whether such rights constitute or are evidenced by any Accounts, chattel paper, documents, investment property, instruments or general intangibles, as each such term is defined in the UCC.

“Securities Account” shall have the meaning as provided in the UCC.

“Security Agreement” shall have the meaning set forth in the preamble hereto.

“Shares” shall have the meaning set forth in Section 2.01(a)(ix).

“Trademark Security Agreement” means the Trademark Security Agreement executed and delivered by Borrower to Grantee, substantially in the form attached as Exhibit B hereto.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute; provided that if by reason of mandatory provision of law, the perfection or the effect of perfection or non-perfection of the security interest in the Collateral is governed by the Uniform Commercial Code of another jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provision hereof relating to such perfection or effect of perfection or non-perfection.

Section 1.02. Loan Agreement Definitions.

Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Loan Agreement.

Section 1.03. UCC Definitions.

Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Agreement, including its preamble and recitals, with such meanings; provided, however, that the term “instrument” shall be such term as defined in Article 9 of the UCC rather than Article 3 of the UCC.

Section 1.04. Interpretation; Headings.

(a) Each term used in any exhibit to this Agreement and defined in this Agreement but not defined therein shall have the meaning set forth in this Agreement. Unless the context otherwise requires, (i) “including” means “including, without limitation” and (ii) words in the singular include the plural and words in the plural include the singular. A reference to any party to this Agreement, any other Loan Document or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any agreement or order shall include any amendment of such agreement or order from time to time in accordance with the terms hereof and thereof. A reference to any legislation, to any provision of any legislation or to any regulation issued thereunder shall include any amendment thereto, any modification or re-enactment thereof, any legislative provision or regulation substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. The headings contained in this Agreement are for convenience and reference only and do not form a part of this Agreement. Section, article and exhibit references in this Agreement refer to sections or articles of, or exhibits to, this Agreement unless otherwise specified. Grantor shall in all instances refer to Borrower and Guarantor jointly and severally, and all obligations and liabilities of Borrower and Guarantor hereunder are joint and several.

(b) Grantor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

SECURITY INTEREST

Section 2.01. Grant of Security Interest.

(a) As collateral security for the prompt, full and faithful payment and performance when due of the Obligations, Grantor (including each of Borrower and Guarantor, jointly and severally) hereby grants to Grantee a continuing Lien on and a continuing first priority security interest in and mortgage on all of Grantor’s right, title, and interest in and to all personal and fixture property and all other assets of every kind and nature, wherever the same may be now or hereafter located, whether now owned by or owing to, or hereafter existing or hereafter acquired by or arising in favor of, Grantor (including under any trade name or derivations thereof), whether tangible or intangible, and all products and Proceeds thereof (together, the “Collateral”), including all of the following and all products and Proceeds thereof:

(i) all Included Products Payments payable to Grantor;

(ii) the Included License Agreements and all amounts payable to Grantor thereunder, including all Included Products Payments;

(iii) All amounts payable to Grantee pursuant to the Loan Agreement;

(iv) the Included Products and all rights of Grantor to any payments with respect thereto;

(v) all Intellectual Property and all Regulatory Approvals;

(vi) all goods, Accounts (including healthcare receivables), Equipment and Inventory, Contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash and cash equivalents, insurance policy claims and proceeds, all general intangibles (including payment intangibles), Collateral Accounts, all letters of credit, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, material intercompany notes, and all other investment property, supporting obligations, and financial assets, in each case, unless otherwise defined in this Agreement, as defined in the UCC;

(vii) all Grantor’s books, records, databases, customer lists, credit files, computer files, programs, printouts and other computer materials and records, and all other information relating to the foregoing and any general intangibles at any time evidencing or relating to any of the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing; and

(viii) the Collateral Accounts and all rights thereto and therein, all funds on deposit in each such account, all investments arising out of such funds, all claims thereunder or in connection therewith and special purpose subaccounts maintained therein, and all monies and credit balances from time to time held in the Collateral Accounts or any subaccount thereto; all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by Grantor in substitution for or in addition to any or all of the then existing items described in this subsection (viii); and all interest, dividends, cash, securities, rights, instruments and other property at any time and from time to time received, receivable or otherwise distributed in respect of such accounts, such funds, or such investments or received in exchange for any or all of the items described in this subsection (viii).

(ix) With respect to (A) any first-tier Foreign Subsidiary of Grantor, sixty-five percent (65%) of the issued and outstanding Capital Stock owned or held of record by Grantor, and (B) any direct or indirect Subsidiary of Grantor that is not a Foreign Subsidiary, one hundred percent (100%) of the issued and outstanding Capital Stock owned or held of record by Grantor or any of its Subsidiaries (clauses (A) and (B) together, the “Shares”), together with all products and Proceeds and substitutions thereof, all cash and cash equivalents, stock and other monies and property paid thereon, all rights to subscribe for, or otherwise purchase or acquire, securities that are declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.

Notwithstanding the foregoing, in no event shall the Collateral include any Excluded Property.

(b) With respect to the Shares:

(i) On the Tranche A Funding Date, or, to the extent not certificated as of such date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Grantee, accompanied by an instrument of assignment duly executed in blank by Grantor. Grantor shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Grantor will execute and deliver such documents, and take or cause to be taken such actions, as Grantee may reasonably request in writing to perfect or continue the perfection of Grantor’s security interest in the Shares.

(ii) Unless an Event of Default shall have occurred and be continuing and Grantee shall have delivered notice to Grantor of Grantee’s intention to suspend Grantor’s rights with respect to the Shares (provided that no such notice shall be required with respect to any Event of Default described in Section 11.01(i) of the Loan Agreement), Grantor shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof; provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement, the Loan Agreement, or the other Loan Documents or which would constitute or create any material violation of any of such terms or materially impair the rights of Grantee with respect to, or the value of, any material portion of the Collateral.

(iii) If an Event of Default has occurred and is continuing hereunder and following notice by Grantee to Grantor of Grantee’s election to pursue remedies (provided that no such notice shall be required with respect to any Event of Default described in Section 11.01(i) of the Loan Agreement), the rights of Grantor under Section 2.01(b)(ii) shall cease and, in addition to all other rights and remedies hereunder, under the Loan Agreement and the other Loan Documents and under applicable Law, Grantee may, without any further action by or approval of Grantor, effect the Transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Grantee and cause new (as applicable) certificates representing such securities to be issued in the name of Grantee or its transferee.

(c) Grantor shall, and shall cause its Subsidiaries to, take such commercially reasonable steps as Grantee reasonably requests in writing to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary, by Contract or Law, for the grant of the security interest in the Collateral or any portion thereof, including any license or other Contract, whether now existing or entered into in the future.

Section 2.02. Continuing Security Interest.

(a) This Agreement creates a continuing security interest in the Collateral and shall:

(i) remain in full force and effect until the date on which the Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of the Loan Documents) of Grantor are paid and performed in full;

(ii) be binding upon Grantor and its successors, transferees and assigns; and

(iii) inure, together with the rights and remedies of Grantee, to the benefit of Grantee and its successors and assigns.

(b) Grantee shall have all rights to perfect, continue, maintain, and protect Grantee’s interest and rights under the Loan Documents, including without limitation a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement or any other Loan Document, by Grantor or any other Person shall be deemed to violate the rights of Grantee under the UCC.

(c) Upon the date on which the Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of the Loan Documents) are paid and performed in full and no commitments of Grantee exist under any of the Loan Documents, the security interest granted herein shall automatically terminate and all rights to the Collateral, in each case to the extent the Collateral has not been previously disposed of or dealt with in accordance with this Agreement or otherwise, shall revert to Grantor. Upon any such termination, and from time to time following such termination, Grantee will, at Grantor’s sole expense, promptly execute and deliver to Grantor such instruments and documents necessary and as Grantor shall reasonably request to evidence such termination.

Section 2.03. Limitation on Pledge Obligation.

Anything herein to the contrary notwithstanding, the Collateral shall not include and Grantor shall not be required to pledge more than sixty-five percent (65%) of the Capital Stock of any Foreign Subsidiary and such Foreign Subsidiary will not be required to provide Guarantees or grant any security interests in any of their assets to secure the Obligations.

Section 2.04. Grantor Remains Liable.

(a) Anything herein to the contrary notwithstanding:

(i) Grantor shall remain liable under the Contracts included in the Collateral to the extent set forth therein and as to all other Collateral, and shall perform all of its material duties and obligations under such Contracts and other Collateral to the same extent as if this Agreement had not been executed;

(ii) the exercise by Grantee of any of its rights and remedies hereunder shall not operate to release Grantor from any of its duties or obligations under any Contracts included in the Collateral and as to any other Collateral; and

(iii) Grantee shall not have any obligation or liability under any such Contracts included in the Collateral or as to any other Collateral by reason of this Agreement, and Grantee shall not be obligated to perform or fulfill any of the obligations or duties of Grantor thereunder or to take any action to collect or (A) to make any inquiry as to the nature or sufficiency of any payment Grantor may be entitled to receive thereunder, (B) present or file and claim or (C) enforce any claim for payment assigned hereunder.

(b) Grantor shall remain liable for any deficiency if the proceeds of any Transfer or other disposition of the Collateral are insufficient to pay all of the Obligations, including any reasonable documented out-of-pocket attorneys’ fees and other reasonable documented out-of-pocket expenses incurred by Grantor, whether to collect such deficiency or otherwise in respect of this Agreement or the other Loan Documents.

Section 2.05. Authorization to File Financing Statements.

(a) Grantor hereby irrevocably appoints Grantee its attorney-in-fact and authorizes Grantee at any time and from time to time, without Notice to Grantor, to file in any UCC jurisdiction or other appropriate location any financing statements or other appropriate documents and any amendments thereto and continuations thereof that:

(i) describe or indicate the Collateral (x) as all assets of Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (y) with greater detail; and

(ii) contain any other information required by Article 9 of the UCC or other applicable Law or as otherwise appropriate for the sufficiency or filing office acceptance of any financing statement or other document or amendment or continuation, including, as applicable, whether Grantor is an organization, the type of organization and any organization identification number issued to Grantor.

(b) Grantor agrees to furnish any such information required for purposes of Section 2.05(a) to Grantee promptly upon request.

Section 2.06. Other Actions.

(a) Promissory Notes and Tangible Chattel Paper. If Grantor shall at any time hold or acquire any promissory notes or tangible chattel paper constituting Collateral, in each case in excess of $100,000, Grantor shall promptly notify Grantee and shall promptly endorse, assign and deliver the same to Grantee, accompanied by such instruments of transfer or assignment duly executed in blank as Grantee may from time to time reasonably request in writing.

(b) Collateral Accounts. For each Collateral Account that Grantor at any time opens or maintains, Grantor shall promptly notify Grantee and shall promptly cause the applicable bank, financial institution, or securities intermediary, as applicable, to enter into an agreement in form and substance satisfactory to Grantee, in its reasonable discretion, sufficient to perfect the security interests of Grantee therein.

(c) Investment Property. If Grantor shall at any time hold or acquire any certificated securities constituting Collateral, Grantor shall promptly notify Grantee and shall promptly endorse, assign and deliver the same to Grantee, accompanied by such instruments of transfer or assignment duly executed in blank as Grantee may from time to time reasonably request. If any securities constituting Collateral now or hereafter acquired by Grantor are uncertificated and are issued to Grantor or its nominee directly by the issuer thereof, Grantor shall promptly notify Grantee thereof and shall use commercially reasonable efforts to, pursuant to an agreement in form and substance satisfactory to Grantee in its discretion reasonably exercised, promptly cause the issuer to agree to comply with instructions from Grantee as to such securities, without further consent of Grantor or such nominee. If any securities constituting Collateral, whether certificated or uncertificated, or other investment property constituting Collateral now or hereafter acquired by Grantor are held by Grantor or its nominee through a securities intermediary or commodity intermediary, Grantor shall promptly notify Grantee thereof and shall, pursuant to an agreement in form and substance satisfactory to Grantee in its reasonable discretion, promptly cause such securities intermediary or commodity intermediary, as applicable, to agree to comply with entitlement orders or other instructions from Grantee to such securities intermediary as to such securities or other investment property, or to apply any value distributed on account of any commodity contract as directed by Grantee to such commodity intermediary, in each case as applicable and without further consent of Grantor or such nominee.

(d) Collateral in the Possession of a Bailee. If any goods constituting Collateral with a value in excess of $100,000 per location are at any time in the possession of a bailee, Grantor shall promptly notify Grantee thereof and shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to Grantee in its reasonable discretion, that the bailee holds the Collateral for the benefit of Grantee and shall act upon the instructions of Grantee, without the further consent of Grantor.

(e) Electronic Chattel Paper and Transferable Records. If Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction constituting Collateral, Grantor shall promptly notify Grantee thereof and shall promptly take such action as Grantee may reasonably request to vest in Grantee control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(f) Letter-of-Credit Rights. If Grantor is at any time a beneficiary under a letter of credit in excess of $100,000 constituting Collateral now or hereafter issued in favor of Grantor, Grantor shall promptly notify Grantee thereof and shall, pursuant to an agreement in form and substance satisfactory to Grantee in its reasonable discretion, promptly arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Grantee of the proceeds of any drawing under the letter of credit.

(g) Commercial Tort Claims. If Grantor shall at any time hold or acquire a commercial tort claim in excess of $100,000, Grantor shall promptly notify Grantee in a writing signed by Grantor of the details thereof and shall promptly grant to Grantee in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Grantee in its reasonable discretion.

(h) Other Actions as to Any and All Collateral. Without limiting any other obligations of Grantor in respect of the Collateral under the Loan Documents, Grantor hereby agrees to take any action reasonably requested by Grantee to effect the attachment, perfection and priority of, and the ability of Grantee to enforce, Grantee’s security interest in any and all of the Collateral (and to pay all reasonable documented out-of-pocket expenses incurred in connection therewith), including any of the following:

(i) comply with any provision of any Law as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Grantee to enforce, Grantee’s security interest in any material portion of the Collateral;

(ii) obtain Governmental Authority and all other Third Party consents and approvals, including without limitation any consent of any licensor, lessor or other person obligated on the Collateral, to the extent such consent or approval is a condition to attachment, perfection or priority of, or ability of Grantee to enforce, Grantee’s security in interest in any significant portion of the Collateral;

(iii) furnish to Grantee, from time to time, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Grantee may reasonably request, and all in reasonable detail and in accordance with the terms of the Loan Agreement; and

(iv) at Grantee’s request, appear in and defend any Dispute that may affect Grantor’s title to or Grantee’s security interest in any material portion of the Collateral.

Section 2.07. Relation to Other Security Documents.

Concurrently herewith, Borrower is executing and delivering to Grantee the Patent Security Agreement and the Trademark Security Agreement pursuant to which Borrower is granting a security interest to Grantee in certain presently existing or after acquired Collateral consisting of patents and patent rights and trademarks, service marks and trademark and service mark rights, together with the goodwill appurtenant thereto. The provisions of the Patent Security Agreement and the Trademark Security Agreement are supplemental to the provisions of this Agreement, and nothing contained in any of the Patent Security Agreement or the Trademark Security Agreement shall derogate from any of the rights or remedies of Grantee hereunder. Nothing contained in any of the Patent Security Agreement or the Trademark Security Agreement shall be deemed to prevent or extend the time of attachment or perfection of any security interest in the Collateral created hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The representations and warranties contained in Article VIII of the Loan Agreement are hereby incorporated by reference into this Article III. Grantor further represents and warrants to Grantee as follows:

Section 3.01. Grantor’s Legal Status.

(a) Borrower has previously delivered to Grantee a Perfection Certificate.

(b) Borrower and Guarantor represent and warrant to Grantee as follows:

(i) Borrower’s and Guarantor’s exact legal names are those indicated on the Perfection Certificate and on the signature page hereof, and except as set forth on the Perfection Certificate, neither Borrower nor Guarantor has, during the past five years, been known by or used any other corporate or fictitious name, nor been a party to any merger, acquisition or consolidation;

(ii) Borrower and Guarantor are organizations of the types and organized in the jurisdictions set forth in the Perfection Certificate;

(iii) the Perfection Certificate accurately sets forth Borrower’s and Guarantor’s organizational identification numbers or accurately states that Borrower or Guarantor has none;

(iv) the Perfection Certificate accurately sets forth Borrower’s and Guarantor’s places of business or, if more than one, their chief executive office as well as the Borrower’s and Guarantor’s mailing addresses if different; and

(v) all other information set forth on the Perfection Certificate pertaining to Borrower and Guarantor is accurate and complete in all material respects.

Section 3.02. Ownership; No Liens.

Borrower and Guarantor own the Collateral free and clear of any Liens except for the security interest created by this Agreement and any Permitted Liens. No effective security agreement, financing statement, assignment, equivalent security, Lien or other instrument similar in effect covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed in favor of Grantee relating to this Agreement or in connection with any Permitted Liens. All other information set forth on the Perfection Certificate pertaining to the Collateral is accurate and complete in all material respects.

Section 3.03. Validity.

(a) Borrower and Guarantor have good title to, have rights in, and have the power to Transfer each item of the Collateral, free and clear of any and all Liens except Permitted Liens, and has full power and authority to grant to Grantee the security interest in such Collateral pursuant to this Agreement.

(b) This Agreement creates a valid security interest in the Collateral securing the payment and performance in full of the Obligations. Upon filing appropriate financing statements in the applicable filing offices in the jurisdictions listed in Item 1 of Schedule I hereto, all filings, registrations and recordings presently necessary to create and perfect the first priority security interest granted by Grantor to Grantee in the Collateral for which a security interest may be perfected by filing will have been taken and such security interest shall be subject to no other Liens other than Permitted Liens.

(c) Neither Grantor nor any of its Subsidiaries has any Deposit Account, Securities Account, Commodity Account or other bank account or investment account other than the Collateral Accounts, Excluded Accounts or the other bank accounts and investment accounts, if any, in each case set forth on Schedule II hereto. With respect to each such Collateral Accounts and other investment accounts (other than any Excluded Accounts), if any, Grantor or the applicable Subsidiary has given Grantee notice and taken such actions as are necessary to give Grantee a perfected security interest therein, to the extent required hereunder. The Accounts are bona fide, existing obligations of the applicable account debtors.

(d) On the Tranche A Funding Date, and except as disclosed on the Perfection Certificate, (i) the Collateral is not in the possession of any Third Party bailee (such as a warehouse), and (ii) no such Third Party bailee possesses components of the Collateral in excess of One Hundred Thousand Dollars ($100,000.00). None of the components of the Collateral shall be maintained at locations other than as disclosed in the Perfection Certificate on the Tranche A Funding Date or such other locations as Grantor notifies Grantee of in writing from time to time.

(e) All Inventory is in all material respects of good and marketable quality, free from material defects.

Section 3.04. Intellectual Property.

(a) The Intellectual Property listed on Schedule 8.18(b) of the Loan Agreement constitutes all (i) registered Patents, (ii) registered and material unregistered Trademarks (including domain name registrations) and (iii) registered copyrights that in each case ((i) - (iii)) are owned or exclusively licensed to Grantor and are Intellectual Property, and the contracts listed on Schedule 8.18(d) of the Loan Agreement lists each Material Contract (other than any Contract entered into in connection with the Loan Agreement) relating to Intellectual Property. The execution, delivery and performance of this Agreement, the Loan Agreement, and the other Loan Documents by Grantor will not violate or cause a material default under any of the Intellectual Property or any material agreement in connection therewith. Schedule 8.18(d) lists each Material Contract (other than any Contract entered into in connection with this Agreement) that relates to the Intellectual Property or the Included Products.

(b) Grantor represents and warrants as to those representations and warranties set forth in Section 8.19 of the Loan Agreement as if set forth in their entirety herein.

Section 3.05. Authorization; Approval.

No authorization or approval by, and no notice to or filing with, any Governmental Authority or any other Person:

(a) is required for the grant by Grantor of the security interest granted hereby (except as to any later arising or acquired commercial tort claims) or for the execution, delivery, and performance of this Agreement by Grantor, except as would not reasonably be expected to result in a Material Adverse Effect; or

(b) is required for the perfection of the security interest of Grantee in the Collateral or exercise by Grantee of its rights and remedies hereunder, other than (i) the filing of financing statements in the offices listed in Item 2 of Schedule I, and (ii) the execution of all necessary Deposit Account Control Agreements, to the extent that the security interest in the Collateral can be perfected by the filing of financing statements or the execution of Deposit Account Control Agreements.

Section 3.06. Enforceability.

This Agreement is the legal, valid and binding obligation of Grantor, enforceable against Grantor in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally or general equitable principles.

ARTICLE IV

COVENANTS

For so long as this Agreement shall remain in effect, Grantor hereby covenants and agrees:

Section 4.01. Loan Agreement.

The covenants contained in Articles IX and X of the Loan Agreement are hereby incorporated by reference into this Article IV.

Section 4.02. Collateral.

(a) Except as otherwise provided herein, until an Event of Default has occurred and is continuing, Grantor shall, subject to the provisions of the Loan Agreement, continue to collect and enforce, in accordance with its policies in effect from time to time and in the ordinary course of business, and at its own expense, all amounts due or to become due Grantor under the Included License Agreements or any other Receivable that are owned by Grantor. In connection with such collections (provided that no Event of Default shall have occurred and be continuing), Grantor may, subject to the provisions of the Loan Agreement, take such action as Grantor reasonably may deem necessary or advisable to enforce collection of the Included License Agreements. Grantor shall perform and comply in all material respects with all obligations in respect of the Collateral owned by it and all Contracts to which it is a party or by which it is bound relating to such Collateral.

(b) At any time after an Event of Default has occurred and is continuing, Grantee shall have the right to (i) notify the account debtors or obligors under the Collateral of the security interest of Grantee in the Collateral, (ii) direct such account debtors or obligors to make payment to Grantee of any amounts due or to become due thereunder and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or adjust, settle or compromise or extend or renew for any period (whether or not longer than the original period) any Indebtedness thereunder or evidenced thereby. If an Event of Default has occurred and is continuing, upon the request of Grantee, Grantor shall, at its own expense, notify any parties obligated on any of the Collateral to make payment to Grantee of any amounts due or to become due thereunder, and in such event, Grantee is authorized to endorse, in the name of Grantor, any item representing any payment on or other proceeds of any of the Collateral.

(c) If an Event of Default has occurred and is continuing hereunder and following notice by Grantee to Grantor of Grantee’s election to pursue remedies (provided that no such notice shall be required with respect to any Event of Default described in Section 11.01(i) of the Loan Agreement):

(i) all amounts and proceeds (including instruments) received by Grantor in respect of any of the Collateral shall be received in trust for the benefit of Grantee hereunder, shall be segregated from other funds of Grantor, and shall be forthwith paid over to Grantee in the same form as so received (with any necessary endorsements) to be held as cash collateral and applied as provided by this Agreement;

(ii) Grantor shall not adjust, settle, or compromise the amount or payment of any of the Collateral, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon; and

(iii) Grantee may in its own name or in the name of others communicate with account debtors in order to verify with them to Grantee’s reasonable satisfaction the existence, amount and terms of any of the Collateral.

Section 4.03. Inventory.

(a) All returned Inventory shall be subject to Grantee’s Liens thereon.

(b) Grantor shall not permit any Equipment to become a fixture (as such term is defined in the UCC) with respect to any real property or to become an accession with respect to other personal property with respect to which real or personal property Grantee does not have a Lien. Grantor will not, without Grantee’s prior written consent, alter or remove any identifying symbol or number on any of Grantor’s Equipment constituting Collateral.

Section 4.04. Material Permits, Licenses, Contracts or Leases.

(a) Grantor shall provide written Notice to Grantee within twenty (20) days after Grantor or any of its Subsidiaries enters into or becomes bound by any material license or Contract with respect to which Grantor or any Subsidiary is the licensee (other than open source, over the counter software, prepackaged software or other software that is available to the general public without customization).

(b) To the extent a material permit, license, contract or lease is Excluded Property under clause (i) of the definition of Excluded Property because the grant of a security interest therein or assignment thereof is prohibited by any applicable laws or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than Grantor to terminate, such permit, license, contract or lease, except to the extent that such laws or the term in such permit, license, contract or lease providing for such prohibition, breach, default or right of termination are ineffective or rendered unenforceable under applicable laws (including the UCC), Grantor will use commercially reasonable efforts to obtain a waiver of such breach, default, or right of termination or a consent to the grant of a security interest in such permit, license, contract or lease.

Section 4.05. Insurance.

Grantor shall maintain insurance in accordance with the insurance requirements under the Loan Agreement.

Section 4.06. Intellectual Property.

(a) If, before the Obligations are paid and performed in full, Grantor obtains any new Intellectual Property or rights thereto or becomes entitled to the benefit of any Intellectual Property not listed on the schedules to any Security Document, Grantor shall give to Grantee prompt written notice thereof, and shall execute an appropriate amendment to the applicable Security Document to include any such new Intellectual Property.

(b) Except in the case of Intellectual Property with respect to which the use or the pursuit or maintenance of such Intellectual Property Grantor reasonably determines is no longer necessary, commercially reasonable, or useful to Exploit any Included Product in the Territory, and the loss thereof would not be reasonably likely to have a Material Adverse Effect, Grantor (i) shall preserve and maintain all rights in the Intellectual Property, (ii) shall not abandon any right to file a patent or trademark application relating to the Intellectual Property, and (iii) shall not abandon any pending patent or trademark application or patent, trademark or copyright without the prior written consent of Grantee. Except as set forth above in this Section 4.06(b), Grantor shall take commercially reasonable actions necessary to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of all Intellectual Property (now or hereafter existing) owned or exclusively licensed to Grantor, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and responding to opposition and interference and cancellation proceedings.

(c) Grantor shall provide written Notice to Grantee within twenty (20) days after Grantor, either directly or through any agent, employee, licensee or designee, files an application for the registration of any Intellectual Property with any Patent Office. Upon request of Grantee, Grantor shall execute and deliver any and all security agreements that Grantee may request in order to evidence Grantee’s first priority security interest on any such new Intellectual Property acquired or otherwise obtained by Grantor following the date hereof, and the general intangibles of Grantor relating thereto or represented thereby.

(d) Grantor shall, unless it shall reasonably determine that any Patent, Trademark or copyright owned by or exclusively licensed to Grantor and included within the Intellectual Property is not necessary, commercially reasonable, or useful to Exploit any Included Product in the Territory, shall take such actions, at its expense, that are reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property, which actions may include without limitation, to, promptly sue for infringement, misappropriation or dilution, as appropriate, and to recover any and all damages for such infringement, misappropriation or dilution. Upon and after the occurrence of an Event of Default, Grantor shall use its best efforts to obtain any consents, waivers or agreements necessary to enable Grantee to exercise its remedies with respect to the Intellectual Property.

Section 4.07. Transfers and Other Liens.

Grantor shall not Transfer the Collateral or any portion thereof, or grant a security interest in the Collateral or any portion thereof, to any party other than Grantee nor Transfer, or grant any Person an option with respect to, the Collateral, except, in each case, as permitted by the Loan Agreement. Grantor covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (other than with respect to Permitted Liens).

Section 4.08. Collateral Accounts.

(a) Grantor shall execute and deliver to Grantee a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, with respect to each Collateral Account, which Collateral Accounts are identified on Schedule II, no later than the Tranche A Funding Date (or such later date as may be approved by Grantee in its sole discretion).

(b) Grantor shall, with respect to each such Collateral Account with respect to which Grantee has not received a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, on or prior to the date that Grantor is required to deliver such Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, (i) close each such Collateral Account and (ii) open and maintain a new Collateral Account with a financial institution that is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable.

(c) Before opening or replacing any Collateral Account, Grantor shall use commercially reasonable efforts to cause each bank, financial institution, or securities intermediary in which it seeks to open a Collateral Account to enter into a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable. Before opening or replacing any Collateral Account, each Grantor shall advise Grantee of the same and use commercially reasonable efforts to execute and deliver to Grantee a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, with respect thereto.

Section 4.09. General Covenants.

(a) Grantor agrees that it will not interfere in any material respect with any right, power and remedy of Grantee provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Grantee of anyone or more of such rights, powers or remedies.

(b) Without limiting any of the foregoing covenants, Grantor agrees (i) not to use or permit any of the Collateral to be used unlawfully in any material respect or in material violation of any provision of the Loan Agreement, this Agreement, any other Loan Document or any applicable Law or any policy of insurance covering the Collateral and (ii) to pay promptly when due all Taxes and Liens now or hereafter imposed upon or affecting any of the Collateral, except as otherwise provided in the Loan Agreement.

ARTICLE V

RIGHTS AND DUTIES OF GRANTEE

Section 5.01. Grantee Appointed Attorney-in-Fact.

(a) Grantor hereby irrevocably appoints Grantee (and each of Grantee’s designees) as Grantor’s true and lawful attorney-in-fact, with full authority and power in the place and stead of Grantor and in the name of Grantor, Grantee or otherwise, from time to time in Grantee’s discretion from and after the occurrence and during the continuation of an Event of Default, to take any appropriate action and to execute any instrument that Grantee may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including:

(i) to ask, demand, collect, enforce, sue for, recover, compromise, receive, and acquit and receipts for monies due and to become due under or in respect of any of the Collateral;

(ii) to receive, endorse, and collect any cheques, drafts or other instruments, documents, and chattel paper in connection with clause (a) above;

(iii) to file any claims or take any action or institute any proceedings (or to settle, adjust or compromise any such proceeding) that Grantee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Grantee with respect to any of the Collateral;

(iv) to perform the affirmative obligations of Grantor hereunder;

(v) to execute and deliver, for and on behalf of Grantor, any and all instruments, documents, agreements, and other writings necessary or advisable for the exercise on behalf of Grantor of any rights, benefits or options created or existing under or pursuant to the Collateral (including but not limited to executing and delivering to any Governmental Authority any correspondence or other documentation necessary or advisable to effect a transfer of any Regulatory Approval); and

(vi) to execute endorsements, assignments, or other instruments of Transfer with respect to the Collateral.

(b) Notwithstanding the foregoing, Grantee shall not be obligated to and shall have no liability to Grantor or any Third Party for failure to take any of the actions described in Section 5.01(a).

(c) Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 5.01 is irrevocable and coupled with an interest.

(d) Grantor agrees to reimburse Grantee upon demand for any reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) that Grantee incurs while acting as Grantor’s attorney-in-fact hereunder, all of which costs and expenses shall be included in the Obligations secured hereby.

Section 5.02. Grantee May Perform.

(a) If Grantor fails to perform any agreement or covenant contained herein, Grantee may itself (but shall not be obliged to) perform, or cause performance of, such agreement or covenant, and in connection therewith Grantee shall be entitled to act as Grantor’s true and lawful attorney-in-fact and with the full benefits of Section 5.01 hereof).

(b) Grantor agrees to reimburse Grantee upon demand for any reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) that Grantee incurs performing any agreements as provided for hereunder, all of which costs and expenses shall be included in the Obligations secured hereby.

ARTICLE VI

REMEDIES

Section 6.01. Certain Remedies.

If any Event of Default shall have occurred and is continuing:

(a) Grantee may exercise in respect of the Collateral, in addition to other rights available to it at law or in equity or otherwise, or under the other Loan Documents, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) or any other applicable Law, and also may

(i) require Grantor to, and Grantor hereby agrees that it shall, at Grantor’s expense and promptly upon request of Grantee, assemble all or part of the Collateral as directed by Grantee and make it available to Grantee at a place to be designated by Grantee that is reasonably convenient to both parties;

(ii) exercise any and all rights and remedies of Grantor under or in connection with the Collateral;

(iii) withdraw all monies, securities and other property in the Collateral Accounts for application to the Obligations;

(iv) foreclose or otherwise enforce Grantee’s security interest in any manner permitted by Law or provided for in this Agreement;

(v) without Notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any place or places, for cash, on credit, or for future delivery, and upon such other terms as Grantee may deem commercially reasonable;

(vi) recover from Grantor all costs and expenses (including attorneys’ fees) that are incurred or paid by Grantee in exercising any right, power, privilege or remedy provided by Law or in this Agreement;

(vii) without Notice or demand of legal process, all of which are hereby expressly waived by Grantor, enter into property where any of the Collateral is located and take possession thereof; and

(viii) prior to the disposition of the Collateral, prepare it for Transfer in any manner and to the extent Grantee deems appropriate;

provided, however, that notwithstanding the foregoing, Grantee may Transfer the Collateral or any portion thereof without any preparation or processing.

(b) Grantor agrees that, to the extent Notice of sale shall be required by Law, ten (10) days’ prior notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Grantee shall not be obligated to make any sale of Collateral regardless of whether Notice of such sale shall have been given.

(c) Grantee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further Notice, be made at the time and place to which it was so adjourned.

(d) Upon any Transfer pursuant to this Agreement, Grantee shall have the right to Transfer to the applicable transferee the Collateral or portion thereof so Transferred. Each grantee at any such sale or other disposition (including Grantee) shall hold the Collateral free from any claim or right of whatever kind, including any equity or right of redemption of Grantor, and Grantor specifically waives (to the extent permitted by Law) all rights of redemption, stay or appraisal which it has or may have under any Law now existing or hereafter adopted.

(e) All cash proceeds received by Grantee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied: first to all costs, fees and expenses incurred by Grantee (including Grantee’s attorneys’ fees) in connection with such collection of or realization upon the Collateral or otherwise owing to Grantee under the Loan Documents; and second to the Obligations, applied in accordance with the Loan Agreement. If any non-cash proceeds are received in connection with any sale of Collateral, Grantee shall not be required to apply such non-cash proceeds to the Obligations unless and until such proceeds are converted to cash.

Section 6.02. Release of Collateral.

If any of the Collateral shall be Transferred by Grantor in a transaction expressly permitted by the Loan Agreement, then Grantee shall, at Grantor’s written request, promptly execute and deliver to Grantor (at the sole cost and expense of Grantor) such instruments or documents necessary and as Grantor shall reasonably request to release the Liens created hereby on the Collateral, including any necessary UCC financing statement amendment.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Assignments.

Grantor shall not be permitted to assign this Agreement without the prior written consent of Grantee and any purported assignment in violation of this Section 7.01 shall be null and void.

Section 7.02. Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.03. Notices.

All notices and other communications shall be given as set forth in Section 13.03 of the Loan Agreement.

Section 7.04. Entire Agreement.

This Agreement and the other Loan Documents contain the entire agreement between the Parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto, including the term sheet between the parties hereto dated April 17, 2013.

Section 7.05. Modification.

No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing executed by Grantor and Grantee.

Section 7.06. No Delay; Waivers; etc.

(a) No failure to exercise and no delay in the exercise, on the part of Grantee, of any right, remedy, power or privilege hereunder and no course of dealing with respect thereto shall impair such right, remedy, power or privilege or be construed to or operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Grantee shall not be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by Grantee.

(b) Grantor waives any right to require Grantee to proceed against any Person or to exhaust any of the Collateral or to pursue any remedy in such Grantee’s power.

(c) Grantor hereby specifically waives each power or right specifically waived hereunder.

Section 7.07. Severability.

If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, then, to the fullest extent permitted by Law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.08. Governing Law.

This Agreement and the Notes shall be governed by and construed in accordance with the Laws of the State of New York (without giving effect to any conflict of laws principles that would require application of the Laws of another jurisdiction).

Section 7.09. Jurisdiction.

Grantor irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of its own corporate domicile with respect to actions or proceedings brought against it as a defendant, for purposes of all Proceedings. Grantor irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Proceeding and any claim that any Proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any Proceeding may be served on Grantor by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for Notices under the Loan Agreement.

Section 7.10. Waiver of Jury Trial.

Grantor hereby irrevocably waives any and all right to trial by jury in any Proceeding.

Section 7.11. Waiver of Immunity.

To the extent that Grantor has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, Grantor hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by Law.

Section 7.12. Counterparts; Facsimile Signatures.

This Agreement may be executed and delivered by facsimile signature (including PDF) and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 7.13. Rights Not Exclusive.

The rights, powers and remedies of Grantee under this Security Agreement are cumulative and are not exclusive of, and shall be in addition to, all rights, powers and remedies given to Grantee by virtue of any Law, the Loan Agreement or any other Loan Document or Contract, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing Grantee’s security interest in the Collateral.

*    *    *

The undersigned executed this Agreement as of the date first set forth above.

Life Sciences Alternative Funding LLC as Grantee

By:	/s/ Richard Gumer
Name:	Richard Gumer
Title:	Management Member

Mevion Medical Systems, Inc. as Borrower and Grantor

By:	/s/ Joseph Jachinowski
Name:	Joseph Jachinowski
Title:	President and Chief Executive Officer

Mevion Medical Systems UK, LLC as Guarantor and Grantor

By:	/s/ Joseph Jachinowski
Name:	Joseph Jachinowski
Title:	President and Chief Executive Officer

[Signature Page to Security Agreement]